FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2011 Third Quarter Results

FAIRPORT HARBOR, Ohio – November 11, 2011--OurPet's Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record third quarter revenue of $4,516,078 for the three months ended September 30, 2011. Due to a change in sales and marketing strategy, the Company recorded a $450,000 non-cash, inventory reserve adjustment in the 2011 third quarter. Additionally, a $92,000 deferred tax liability was recognized during the 2011 third quarter. As a result, the Company reported a net loss of $285,055, or $.02 per share, for the 2011 third quarter. Dr. Steven Tsengas,  President and CEO, said, “While we are disappointed with our reported results, the actions we took during the third quarter sharpen our market focus and better position the Company to achieve its growth and profitability goals. Net revenue increased 6% over the same quarter last year despite a challenging economic environment; however, it was below our forecast and insufficient to effectively absorb fixed overhead and administrative costs to achieve desired levels of gross profit and net income. As previously communicated, we have made extensive investments in talented people and organizational infrastructure in order to prepare OurPet’s for significantly higher levels of future growth. Through effective management, tight cost control and aggressive sales efforts we remain confident that we will realize positive contributions from these investments.”

Dr. Tsengas continued, “During the 2011 third quarter we implemented plans to strengthen our sales and marketing strategy by deploying resources to areas which offer the best growth opportunities. This resulted in an update of the Cosmic Catnip™ product line and the introduction of new products. We also increased our emphasis of the recent re-launch of SmartScoop®, a patented, automated self-cleaning cat litter box that offers a unique modular design for easy cleaning and maintenance. Sales and consumer ratings of this innovative product are very favorable. Our SmartScoop® product is quickly gaining market penetration in all market channels. The first large overseas order of SmartScoop® was shipped to Australia during the third quarter. Our overall customer base is growing and is stronger than ever. Barring any negative factors beyond our control, we expect profitable results for the fourth quarter and for the full- year 2011.”

2011 Third Quarter Results

Net revenue increased 6% to a record $4,516,078 for the 2011 third quarter compared to $4,278,611 a year ago. The 2011 third quarter net revenue particularly benefited from higher sales of Play-N-Squeak® cat toys and Cosmic Catnip™ products.

Gross profit was $667,551 for the 2011 third quarter versus $1,044,096 for the same period in 2010. Gross profit margin declined to 14.8% for the 2011 third quarter from 24.4% for the third quarter last year, principally due to the $450,000, inventory reserve adjustment recorded in the 2011 third quarter.

Loss from operations was $397,758 for the 2011 third quarter compared to income from operations of $60,923 for the same period last year. The $450,000 inventory reserve adjustment comprised almost all of the year-over-year decrease.

Loss before taxes was $428,020 versus income before taxes of $60,923 for the same period in 2010.

The Company realized an income tax benefit for the 2011 third quarter of $142,965 compared to a benefit of $9,517 for the same period a year ago. The Company expects to utilize all operating loss carry forwards during 2011.

The net loss was $285,055 for the three months ended September 30, 2011 compared to net income of $34,837 for the same quarter last year. Net loss per share was $0.02 for the third quarter of 2011 compared to $0.00 for the 2010 third quarter.

Shareholder’s equity was $5,342,902 at September 30, 2011, an increase of 6% since year-end 2010.

2011 First Nine Months Results

Net revenue increased 17% to a record $14,490,499 for the nine months ended September 30, 2011 compared to $12,400,406 for the same period a year ago. Sales for the first nine months of 2011 benefited from higher sales of Play-N-Squeak® cat toys, Cosmic Catnip™ products and promotional sales.

Gross profit increased to $3,596,512 for the 2011 year-to-date period from $3,553,910 for the same period in 2010. For the first nine months of 2011, gross profit margin was 24.8% compared to 28.7% a year ago. The $450,000 inventory reserve adjustment recorded in the 2011 third quarter represents 3 percentage points of the year-over-year gross margin decrease.

Income from operations was $552,156 for the first nine months of 2011 versus $766,918 for the same period last year. Income before taxes was $439,389 2011 year-to-date period compared to $673,481 a year ago.

Income tax expense increased to $166,060 for the first nine months of 2011from $83,486 a year ago. The Company expects to utilize all tax loss carry forwards this year.

Net income was $273,329 for the nine months ended September 30, 2011 versus $589,995 for the same period a year ago. Diluted earnings per share were $0.01 for the first nine months of 2011 compared to $0.03 the prior year.

About OurPet's Company

OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.hideperchandgo.com and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and  sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net revenue	$14,490,499	$12,400,406	$4,516,078	$4,278,611
Cost of goods sold	10,893,987	8,846,496	3,848,527	3,234,515
Gross profit on sales	3,596,512	3,553,910	667,551	1,044,096

Selling, general and administrative expenses	3,044,356	2,786,992	1,065,309	983,173
Income (loss) from operations	552,156	766,918	(397,758)	60,923
Other income, net	22,868	1	12,883	-
Interest expense	135,635	93,438	43,145	35,603
Income (loss) before taxes	439,389	673,481	(428,020)	25,320

Income Tax expense (benefit)	166,060	83,486	(142,965)	(9,517)
Net Income (Loss)	$273,329	$589,995	$(285,055)	$34,837

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$0.01	$0.03	$(0.02)	$-

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	17,976,030	17,687,819	17,614,608	18,149,685

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and equivalents	$76,209	$78,673
Receivables, net	2,793,362	2,657,865
Inventories, net	5,741,720	5,576,129
Prepaid expenses	323,767	210,340
Deferred Tax Asset net	-	55,116
Total current assets	8,935,058	8,578,123

LONG TERM ASSETS
Property and equipment, net	2,413,713	2,260,873
Patents, net	285,763	289,441
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Other	44,413	179,123
Total long term assets	3,272,400	3,257,948

Total assets	$12,207,458	$11,836,071

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable	$100,000	$100,000
Line of Credit	-	2,528,000
Current maturities of long-term debt	561,634	946,216
Accounts payable	2,367,806	1,926,499
Accrued expenses	315,877	504,504
Total current liabilities	3,345,317	6,005,219

LONG TERM LIABILITIES

Long-term debt less current portion above	629,540	797,604
Revolving line of credit	2,791,964	-
Deferred income taxes	97,735	-
Total long term liabilities	3,519,239	797,604

Total liabilities	6,864,556	6,802,823

Stockholders' Equity	5,342,902	5,033,248

Total liabilities and stockholders' equity	$12,207,458	$11,836,071